EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	February 6, 2008
FreightCar America, Inc. Reports Fourth Quarter and Full Year Results
Chicago, IL, February 6, 2008 – FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended December 31, 2007. For the fourth quarter of 2007, sales were $137.1 million and net loss was $16.6 million, or $1.42 per diluted share. These results include special pre-tax charges of $37.2 million, primarily associated with the Company’s decision in December 2007 to end production activities at the Johnstown manufacturing facility, which accounted for $30.8 million of the special charges. Also included in the special charges were costs related to supply chain activities, and charges for a customer claim. On an after tax basis, the special charges was $23.4 million or $2.00 per diluted share. Impact on cash flow related to plant closure and impairment charges were approximately $2.1 million. Such measures excluding special charges are non-GAAP financial measures. A reconciliation of the Company’s net income to net income excluding special charges as a non-GAAP financial measure is set forth in the supplemental disclosure attached to this press release.
Chris Ragot, President and Chief Executive Officer, stated, “In the current highly competitive market environment and at this point in the business cycle, it is critical for us to take full advantage of our lower-cost manufacturing facilities. Our Johnstown, Pennsylvania manufacturing plant was a higher-cost facility than our other locations. Although we entered into decisional bargaining with the union representing our Johnstown employees regarding labor costs at the Johnstown facility, we and the union did not reach an agreement that would have allowed us to continue to operate the facility in a cost-effective way. We will continue to focus on strategic initiatives and cost control to remain competitive despite a challenging railcar market. Regarding the other special charges, we have improved our processes to insure the highest commitment to quality and customer service to enhance shareholder value.”
“Orders for new railcars totaled 2,074 units in the fourth quarter of 2007, compared with 1,262 units in the third quarter of 2007 and 2,199 units in the fourth quarter of 2006. The backlog of unfilled orders was 5,399 units at December 31, 2007 compared with 9,315 units at December 31, 2006 and 4,930 units at September 30, 2007.”
Mr. Ragot further stated, “While the current North American railcar market has contracted, we believe that the long-term fundamental trends in our industry remain strong. We continue to focus on growth opportunities through strategic initiatives, both internationally and domestically, to enhance shareholder value. As announced earlier this month, the Company has entered into a joint venture with Titagarh Wagons Limited of Kolkata, India to develop freight railcars for the Indian market. Under the terms of the joint venture agreement, FreightCar America and Titagarh will initially develop prototype cars based on FreightCar America’s designs and assess the market opportunity in India. Upon the successful completion of the development and marketing phase the joint venture company will begin railcar production in India in 2009 using manufacturing methods that FreightCar America has developed.”
For the year ended December 31, 2007, sales were $817.0 million and net income was $26.5 million, or $2.17 per diluted share. In comparison, for the year ended December 31, 2006, the Company had sales of $1,444.8 million and net income of $128.7 million, or $10.07 per diluted share. Results for the year ended December 31, 2007 include the previously described pre-tax special charges of $37.2 million, or $23.8 million or $1.96 per diluted share on an after-tax basis.
The Company will host a conference call on Wednesday, February 6, 2008 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter financial results. To participate in the conference call, please dial (800) 230-1096. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on Wednesday, February 6, 2008 until 11:59 p.m. (Eastern Standard Time) on February 13, 2008. To access the replay, please dial (800) 475-6701. The replay pass code is 907039. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2007	2006
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$197,042	$212,026
Accounts receivable, net	13,068	11,369
Inventories	49,845	106,643
Other current assets	7,223	5,045
Deferred income taxes	13,519	8,462

Total current assets	280,697	343,545

Property, plant and equipment, net	26,921	25,905
Goodwill	21,521	21,521
Deferred income taxes	21,035	22,955
Other long-term assets	5,710	6,055

Total assets	$355,884	$419,981

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$39,525	$103,038
Accrued payroll and employee benefits	18,508	16,600
Income taxes payable	—	9,816
Accrued warranty	13,021	12,051
Customer deposits	19,836	11,652
Other current liabilities	4,630	3,831

Total current liabilities	95,520	156,988

Accrued pension costs	10,685	9,576
Accrued postretirement benefits, less current portion	47,890	49,455
Other long-term liabilities	3,717	93

Total liabilities	157,812	216,112

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,270	99,981
Treasury stock, at cost	(43,597)	—
Accumulated other comprehensive loss	(9,857)	(26,774)

Retained earnings	152,129	130,535

Total stockholders’ equity	198,072	203,869

Total liabilities and stockholders’ equity	$355,884	$419,981

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
Sales	$137,102	$390,831	$817,025	$1,444,800
Cost of sales	121,962	329,324	713,661	1,211,349

Gross profit	15,140	61,507	103,364	233,451

Selling, general and administrative expense:
Before plant closure and impairment charges (including non-cash stock-based compensation expense of $724, $456, $2,804 and $2,130, respectively)	12,379	9,277	38,914	34,390

Plant closure and impairment charges	30,836	—	30,836	—

Operating (expense) income	(28,075)	52,230	33,614	199,061

Interest income	(1,781)	(2,208)	(8,349)	(5,860)
Interest expense	68	90	420	352
Amortization of deferred financing costs	22	77	232	306

(Loss) Income before income taxes	(26,384)	54,271	41,311	204,263
Income tax (benefit) provision	(9,766)	20,306	14,843	75,530

Net (loss) income	$(16,618)	$33,965	$26,468	$128,733

Net (loss) income per common share – basic	$(1.42)	$2.69	$2.18	$10.23

Net (loss) income per common share – diluted	$(1.42)	$2.65	$2.17	$10.07

Weighted average common shares outstanding - basic	11,730,568	12,636,176	12,115,712	12,586,889

Weighted average common shares outstanding - diluted	11,730,568	12,797,437	12,188,901	12,785,015

Dividends declared per common share	$0.06	$0.06	$0.24	$0.15

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
	December 31,
	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$26,468	$128,733
Adjustments to reconcile net income to net cash flows provided by operating activities:
Plant closure and impairment charges	30,836	—
Depreciation and amortization	3,910	5,442
Other non-cash items	2,160	259
Deferred income taxes	(11,996)	2,568
Stock-based compensation expense	2,804	2,130
Changes in operating assets and liabilities:
Accounts receivable	(1,699)	(7,515)
Inventories	54,875	(31,554)
Other current assets	(312)	(1,012)
Accounts payable	(62,742)	42,448
Accrued payroll and employee benefits	(2,004)	3,414
Income tax payable/receivable	(11,837)	5,581
Accrued warranty	970	4,173
Customer deposits and other current liabilities	8,978	11,614
Accrued pension costs and accrued postretirement benefits	986	(12,125)

Net cash flows provided by operating activities	41,397	154,156

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	11	1,082
Purchases of property, plant and equipment	(6,073)	(6,903)

Net cash flows used in investing activities	(6,062)	(5,821)

Cash flows from financing activities
Payments on long-term debt	(60)	(71)
Deferred financing costs paid	(211)	—
Stock repurchases	(50,000)	—
Issuance of common stock, net of issuance costs	2,089	2,089
Excess tax benefit from stock-based compensation	800	1,831
Cash dividends paid to stockholders	(2,937)	(1,895)

Net cash flows (used in) provided by financing activities	(50,319)	1,954

Net (decrease) increase in cash and cash equivalents	(14,984)	150,289
Cash and cash equivalents at beginning of year	212,026	61,737

Cash and cash equivalents at end of year	$197,042	$212,026

FreightCar America, Inc.
Supplemental Disclosure
Reconciliation of net income per common share
to adjusted earnings per share(1)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
Net income per common share – basic	$(1.42)	$2.69	$2.18	$10.23

Net income per common share – diluted	$(1.42)	$2.65	$2.17	$10.07

Net (loss) income	$(16,618)	$33,965	$26,468	$128,733

Plant closure and impairment charges	30,836	—	30,836	—
Other special charges	6,354	—	6,354	—

Total special charges	37,190	—	37,190	—

Tax effect of total special charges	(13,764)	—	(13,362)	—

Adjusted net income	$6,808	$33,965	$50,296	$128,733

Adjusted earnings per share – basic	$0.58	$2.69	$4.15	$10.23

Adjusted earnings per share – diluted	$0.58	$2.65	$4.13	$10.07

(1)	Adjusted earnings per share represents the Company’s net income per common share as adjusted to give effect to the special charges recorded in the fourth quarter of 2007 for plant closure and impairment charges associated with the Company’s decision to end production activities at the Johnstown manufacturing facility ($30.8 million) and the effect of other special charges totaling ($6.4 million) related to supply chain activities and a customer claim. The Company believes that adjusted earnings per share information is useful to investors because it illustrates the effect on the Company’s financial results of the plant closure and impairment charges and other special charges related to supply chain activities and a customer claim. The Company believes that adjusted earnings per share will allow investors to more effectively compare the Company’s financial results prior to and after these special charges since these charges are unusual in nature. Adjusted earnings per share is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider adjusted earnings per share in isolation or as a substitute for earnings per share calculated in accordance with U.S. GAAP. Our calculation of adjusted earnings per share is not necessarily comparable to that of other similarly titled measures reported by other companies.